Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-210391
August 3, 2017


Clinical & Business Analytics
Revenue Cycle Management
mHealth
Electronic Health Record
Patient Engagement
Practice Management
Care Coordination
Real-Time Adjudication

Medical Transcription Billing, Corp.

(NASDAQ: MTBC, MTBCP)

Corporate Presentation – August 2017

MTBC.com A Unique Healthcare IT Company®

For more information, please contact:

Bill Korn, Chief Financial Officer

732-873-5133 x. 133

bkorn@mtbc.com

Statement about Free Writing Prospectus

The issuer has filed a registration statement with the SEC for the offering to which this presentation relates. This free writing prospectus relates to the proposed public offering of Series A Preferred Stock of Medical Transcription Billing, Corp. (the "Company"), registered in a Registration Statement on Form S-3 (the "Registration Statement"), Commission File No. 333-210391. This free writing prospectus should be read together with the Registration Statement and the prospectus supplement included in that Registration Statement (including the risk factors described therein), which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1582982/000149315217008488/form424b5.htm

You may also access the Company's annual reports, quarterly and current reports, proxy statements and other information on the SEC website through the following link:

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001582982&type=&dateb=&owner=exclude&count=100

Before you invest, you should read the Registration Statement and the prospectus supplement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov, or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the entire prospectus if you request it by calling Bill Korn (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "goals", "intend", "likely", "may", "plan", "potential", "predict", "project", "will" or the negative of these terms or other similar terms and phrases.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this presentation include, without limitation, statements reflecting management's expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

Forward-looking statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include:

- our ability to manage our growth, including acquiring, partnering with, and effectively integrating the recent MediGain acquisition and other acquired businesses into our infrastructure;
- our ability to comply with covenants contained in our credit agreement, as amended, with our senior secured lender, Opus Bank and other future debt facilities;
- our ability to retain our customers and revenue levels, including effectively migrating and keeping new customers acquired through business acquisitions and maintaining or growing the revenue levels of our new and existing customers;
- our ability to attract and retain key officers and employees, including Mahmud Haq and other personnel critical to growing our business and integrating our newly acquired businesses;
- our ability to raise capital and obtain and maintain financing on acceptable terms;
- our ability to compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have;
- our ability to maintain operations in Pakistan and Sri Lanka in a manner that continues to enable us to offer competitively priced products and services;
- our ability to keep and increase market acceptance of our products and services;
- our ability to keep pace with a rapidly changing healthcare industry;
- our ability to consistently achieve and maintain compliance with a myriad of federal, state, foreign, local, payor and industry requirements, regulations, rules and laws;
- our ability to protect and enforce intellectual property rights;
- our ability to maintain and protect the privacy of customer and patient information; and
- our ability to repay the outstanding purchase price we owe for the MediGain acquisition.

Although we believe that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

The statements in this presentation are made as of the date of this presentation, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Transaction Overview

Issuer	Medical Transcription Billing, Corp.
Exchange: Symbol	NASDAQ Capital Market: MTBCP
Shares Offered	11% Series A Cumulative Redeemable Perpetual Preferred Stock
Dividends	Payable on the 15th day of each month
Offering Price	$25.00 per share
Redemption	Redeemable after November 4, 2020 at $25.00 per share
Offering Size	$1,250,000
Use of Proceeds	• A portion towards repayment of Opus debt and other amounts outstanding • General corporate purposes and additional working capital
Placement Agent	• Alexander Capital, L.P.

MTBC Investment Highlights

A Unique Healthcare IT Company

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers

Proprietary, fully integrated, SaaS and service solution

- Mobile Health ("mHealth")
- Electronic Health Records ("EHR")
- Practice Management ("PM")
- Revenue Cycle Management ("RCM")

Consolidator in the highly fragmented healthcare IT market

- Over 1,500 RCM companies, none with greater than 5% market share
- Regulatory changes are driving consolidation



Healthcare information technology company
Large, highly fragmented market
Highly experienced management team
Scalable, cost-efficient business model with predictable recurring revenue
Profitable as measured by EBITDA

Completed and integrated 15 acquisitions over the last 5 years

- Public company and industry experience
- Distinguished Board of Directors

Cloud-based software

- Educated, cost-effective global team with ~1,900 employees
- 95% revenue visibility at the beginning of each quarter

Positive Adjusted EBITDA

- Record Adjusted EBITDA as a public company in Q2 2017

MTBC – Recent News

A Unique Healthcare IT Company

October 2015
MTBC's ICD-10 app ranked most popular by US doctors



November 2015
Nasdaq
$7.4 million Series A Preferred Stock issued on Nasdaq, Nov. 2015 & July 2016



NASDAQ

Q4 2015, Q1, Q2 and Q3 2016
First four quarters of positive EBITDA after IPO



February 2016
Gulf Coast Billing
Acquisition of out-of-network billing company

July 2016
First Shelf Offering

July 2016
Acquisition of facility and self-pay billing company
WFS

October 2016
Our largest acquisition to date
MediGain

May 2017
New MTBC Patient Portal app



June 2017
Nasdaq
$7.4 million additional Series A Preferred Stock issued on Nasdaq

June 2017
Phase 1 launch of talkEHR
Voice Interactive
talkEHR™

MTBC Equity Snapshot as of August 3, 2017

Common Stock

- Nasdaq: MTBC
- Outstanding: 11,483,094
- Current Price: $1.49
- Market cap: $17.1 million
- Share Structure:
  - Fully diluted: 15,516,992
  - Public float: 5,832,674
  - **Insiders: 49.2%**
  - Largest institution: Adage Capital (approx. 8.7%)

Series A Preferred

- Nasdaq: MTBCP
- Outstanding: 614,104
- Current Price: $25.20
- Equity value: $15.5 million
- Share Structure:
  - Public float: 588,854
- Dividend: 11% of par value ($25.00), paid monthly
- Redeemable after Nov. 2020
- Non-convertible

Experienced Leadership Team



Mahmud Haq

CEO and Chairman of the Board

- Former CEO of Compass International Services Corporation (Nasdaq: CMPS). Completed 14 acquisitions in 18 months during 1998 – 1999, growing revenue from $87 million at the time of IPO to a run rate of ~$180 million at the time Compass was acquired by NCO Group, Inc. (Nasdaq: NCOG) for $112 million of consideration to shareholders
- Held various senior positions at American Express Company (NYSE: AXP) for 12 years including VP of Global Risk Management
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University



Stephen Snyder

President and Director

- Joined MTBC in 2005. Formerly served as VP / General Counsel and Chief Operating Officer
- Attorney for 15 years with M&A and healthcare law experience
- Writings on healthcare industry, law and policy have been published by American Bar Association and various healthcare industry publications
- J.D. Rutgers School of Law – Newark, senior editor of law journal



Bill Korn

Chief Financial Officer

- Joined MTBC in 2013
- Former CFO of Antenna Software, Inc. from 2002 – 2012, where he completed 5 acquisitions and was a key contributor to growing the business at a CAGR of 87%
- Former executive at IBM (NYSE: IBM) for 10 years. He was part of the senior management team that created IBM's highly successful services strategy in the 1990's
- A.B. in Economics magna cum laude, Harvard College. M.B.A. Harvard Business School

Distinguished Board of Directors



- Former CFO of American Express Company (NYSE: AXP)
- Former CEO, Chairman and Vice Chairman of Shearson Lehman and Vice Chairman of Barclays Capital

Howard Clark Jr.



- Board member of Pitney Bowes Inc. (NYSE: PBI), Intercontinental Hotels Group plc (LSE: IHG) and Provista Diagnostics, Inc.
- Former President of American Express Interactive Services and New Businesses Division

Anne Busquet



- Former EVP and Director of E.F. Hutton & Company
- Former Head of Private Client Division and Int'l Equity Capital Markets at Salomon Brothers

John Daly



- President and CEO of the East-West Institute
- Former U.S. Ambassador to Pakistan and U.S. Deputy Chief of Mission to Poland

Cameron Munter

Management plus Board members own 49% of MTBC's common stock

Industry Drivers

MTBC A Unique Healthcare IT Company

MACRA & Meaningful Use

Requires providers to leverage technology and expertise like MTBC's to optimize reimbursement

Healthcare Reform

Increases complexity, driving increased demand for MTBC's services



JOHN DOE, PRACTICE MD, LLC
Daniel Smith
Appointments
Secure Messages
Medications
Health Summary
Documents
Claim History

Consolidation

Majority of RCM companies lack the technology and scale to remain competitive in the evolving market

MTBC's technology offers healthcare providers a cost-effective, single-sourced vendor to meet the requirements of a changing regulatory landscape while simultaneously lowering costs

Market Opportunity

The North American EHR / RCM industry represents a $20+ billion opportunity

athenahealth, Inc. (Nasdaq: ATHN) is the largest market participant with a market share of less than 5%



Market opportunity: $20+ billion
Largest participant: 5% market share
70% of physicians in MTBC's target market

Approximately 70% of the 500K+ ambulatory physicians practice in MTBC's target market of 1 to 10 physicians

	MTBC	athenahealth
Mobile Health	Nasdaq: MTBC	Nasdaq: ATHN
Practice Management	TTM Revenue: $30 M	TTM Revenue: $1.1 B
Revenue Cycle Management	Multiple: 0.5x	Multiple: 5.0x
Electronic Health Record		
Primary target market:	***1 – 10 physicians*** **70% of physicians**	***≥ 11 physicians*** **30% of physicians**

As of August 3, 2017

MTBC's Competitive Advantage

Integrated Solution



mHealth
Mobile Health
EHR
Electronic Health Records
Practice Management
Revenue Cycle Management

Technology Platform



ISO 27001 certified / HIPAA compliant

Global Team

- ~1,800 English-speaking, college educated, employees in Pakistan and Sri Lanka, where the labor costs are significantly less than in the U.S. or India
- Approximately 250 dedicated technology professionals
- Nominated for 2015 U.S. Secretary of State's Award for Corporate Excellence

Growth Strategy

Acquisitions

- Acquire RCM companies
- Migrate customers to MTBC's team and MTBC's technology (as appropriate)
- Leverage efficiency and lower costs to grow EBITDA

- There are ~1,500 RCM companies, none with greater than 5% market share

Organic Growth

Relationships with software vendors
- Other leading service providers
- Other leading EHRs

Traditional sales and marketing
- Historically < 2% of revenue
- Strengthened sales and marketing leadership with MediGain acquisition

MediGain Acquisition

MTBC A Unique Healthcare IT Company

MTBC's Largest Acquisition to Date

MediGain Gain Insight. Maximize Profit.

MediGain's accounts in good standing have annual revenues of **more than $10 million,** which will contribute to MTBC's overall revenue growth in 2017

The **incremental profits** from MediGain are expected to greatly exceed MTBC's cost of capital. Most of the integration and cost reductions were complete as of May 2017



$10+ Million in Annual Revenues
Expected to be Accretive in 2017
Purchased at Significant Discount
Added Talented Team Members

The company was acquired for $7 million, which represents a significant discount to the industry standard of more than 1x revenues for a business of MediGain's size*

We have expanded our **Asia-based team** to Sri Lanka, while also making key additions to the U.S. team

** $2MM paid at closing, remaining portion due to Prudential Insurance*

Revenue



Annual Revenues
($ in millions)
CAGR: 27%
$35
$30
$25
$20
$15
$10
$5
$0
$10.5
$18.3
$23.1
$24.5
$30.1
2013
2014
2015
2016
TTM thru Q2 '17



Quarterly Revenues
($ in millions)
$10
$8
$6
$4
$2
$0
$5.1
$5.2
$5.3
$8.8
$8.2
$7.8
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17

REVENUE DETAILS:

1) 88% of revenue is an integrated solution fee as a percentage of payments collected by our clients
2) Our effective rate averages approximately 5% of clients' collections
3) 4% of revenue from optional chargeable services, including transcription, coding, and consulting
4) 8% of revenue from clearinghouse, EDI and recovery services
5) Beginning Q4 2016 revenues reflect the acquisition of MediGain
6) First half 2017 revenue of $16 million

Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Adjusted EBITDA



($ in millions)
$1.00
$0.50
$0.00
($0.50)
($1.00)
Acquisitions have a temporary, negative impact on adjusted EBITDA for 1 or 2 quarters
Omni, Practicare, CastleRock
($0.71)
($0.10)
($0.18)
SoftCare
$0.31
GCB
$0.07
RMB
$0.01
WFS
$0.13
MediGain
($0.81)
($0.31)
$0.47
Q1 '15
Q2 '15
Q3 '15
Q4 '15
Q1 '16
Q2 '16
Q3 '16
Q4 '16
Q1 '17
Q2 '17

NOTES:

1) Adjusted EBITDA is temporarily negatively impacted by integration of acquired businesses, reflecting ramp-up of offshore employees prior to terminating subcontractors and reducing onshore employees
2) Large acquisitions (MediGain and Omni, Practicare and CastleRock on the day of the IPO) typically impact EBITDA for a couple of quarters
3) Smaller acquisitions (SoftCare, GCB, RMB and WFS) typically impact EBITDA for a single quarter
4) Q4 2016 - Q1 2017 include people, facilities and subcontractor costs, since reduced during Q2 2017

($ in thousands)	2015	2016	Q1/Q2 2017
GAAP net loss	$ (4,688)	$ (8,797)	$ (4,402)
Provision for income taxes	138	197	127
Net interest expense	262	646	556
Foreign exchange / other expense	(170)	53	(10)
Stock-based compensation expense	629	1,928	208
Depreciation and amortization	4,599	5,108	2,973
Integration and transaction costs	341	976	551
Change in contingent consideration	(1,786)	(716)	151
Adjusted EBITDA	$ (675)	$ (605)	$ 154

Balance Sheet Snapshot

($ in millions)

	June 30, 2017	
	Actual	After Financing
Cash	$5.8	$6.5
Accounts Receivable	3.5	3.5
Total Assets	$26.9	$27.6
Total Debt	$10.4	$10.1
Total Liabilities	15.6	15.3
Shareholders' Equity	$11.3	$12.3

NOTES:

1) **After Financing** includes sale of $1.25 M of additional Series A Preferred Stock, less offering expenses
2) MTBC previously sold **$15 M** of Series A Preferred during Nov 2015, July 2016 and June 2017
3) **$5.2 M** is currently drawn on MTBC's $10 M senior, secured, credit facility with Opus Bank
4) **$5.0 M** is currently due to Prudential Insurance, the remaining portion of the MediGain acquisition price. This debt is unsecured, and any repayment requires coordination with Opus Bank

MTBC Investment Highlights

MTBC A Unique Healthcare IT Company

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers



Healthcare information technology company
Large, highly fragmented market
Highly experienced management team
Scalable, cost-efficient business model with predictable recurring revenue
Profitable as measured by EBITDA

Proprietary, fully integrated, SaaS and service solution

- Mobile Health ("mHealth")
- Electronic Health Records ("EHR")
- Practice Management ("PM")
- Revenue Cycle Management ("RCM")

Consolidator in the highly fragmented healthcare IT market

- Over 1,500 RCM companies, none with greater than 5% market share
- Regulatory changes are driving consolidation

Completed and integrated 15 acquisitions over the last 5 years

- Public company and industry experience
- Distinguished Board of Directors

Cloud-based software

- Educated, cost-effective global team with ~1,900 employees
- 95% revenue visibility at the beginning of each quarter

Positive Adjusted EBITDA

- Record Adjusted EBITDA as a public company in Q2 2017